UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2017 (August 7, 2017)

ARTEMIS THERAPEUTICS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE
 (State or Other Jurisdiction of Incorporation)
000-24431	84-1417774
(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, Suite 307, New York, NY	10003
(Address of Principal Executive Offices)	(Zip Code)

(646) 233-1454
(Registrant’s Telephone Number, Including Area Code)

 n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2017, Peter Payne resigned from his position as Chief Executive Officer of Artemis Therapeutics, Inc. (the “Company”), effective as of August 18, 2017.  Mr. Payne’s resignation was not a result of any disagreement with the Company. The Company agreed to pay Mr. Payne severence equal to 2 month's salary.

On August 9, 2017, the Board of Directors (the “Board”) of the Company appointed Brian Culley as Interim Chief Executive Officer.

Brian Culley, 46, served as Mast Therapeutics, Inc.’s (“Mast”) Chief Executive Officer since February 2010 and member of its Board of Directors since December 2011, until Mast’s merger with Savara, Inc. (SVRA) in April 2017. Mr. Culley served from January 2007 to February 2010 as Mast’s Chief Business Officer and Senior Vice President, from February 2006 to January 2007 as Mast’s Senior Vice President, Business Development, and from December 2004 to February 2006 as Mast’s Vice President, Business Development. From 2002 until 2004, Mr. Culley was Director of Business Development and Marketing for Immusol, Inc. From 1999 until 2000, he worked at the University of California, San Diego (UCSD) department of technology transfer & intellectual property services and from 1996 to 1999 he conducted drug development research for Neurocrine Biosciences, Inc. Mr. Culley has 25 years of business and scientific experience in the life science industry. He received a B.S. in biology from Boston College, a masters in biochemistry and molecular biology from the University of California, Santa Barbara, and an M.B.A. from The Johnson School of Business at Cornell University.

In connection with Mr. Culley’s appointment, the Company entered into an employment agreement with Mr. Culley, dated August 9, 2017 (the “Culley Employment Agreement”). Pursuant to the Culley Employment Agreement, the Company agreed to pay him an annual base salary of $150,000. In addition, if the Company receives a capital investment in an aggregate amount that exceeds $2 million (a “Capital Raise”) by December 31, 2017, Mr. Culley’s annual base salary will be increased to $300,000. The Culley Employment Agreement further provides that Mr. Culley will be entitled to an annual bonus equal to up to 50% of the annual base salary, up to a maximum of $120,000 in the aggregate, subject to certain performance goals to be determined by the Board. In addition, in the event of a successful Capital Raise prior to December 31, 2017, Mr. Culley will also be eligible to receive a one time bonus of $12,500 for each month he is employed by the Company prior to the date of such investment.

Also, in connection with Mr. Culley’s appointment, the Company agreed to issue Mr. Culley a non-statutory stock option to purchase 242,640 shares of the Company’s common stock, with an exercise price of $1.30 per share, with such option subject to a pro rata 48 month vesting period. In the event Mr. Culley’s employment is terminated without cause within 60 days of a change of control (as defined in the Culley Employment Agreement) then 50% of such outstanding and unvested options shall become immediately vested, and if Mr. Culley’s employment is terminated for good reason within 60 days of a change of control (as defined in the Culley Employment Agreement), then 100% of such outstanding and unvested options shall become immediately vested. In addition, subject to the approval of the Board, Mr. Culley may be entitled to receive an additional, one time, fully vested non-statutory stock option grant to purchase up to 48,528 shares of the Company’s common stock.

Pursuant to the Culley Employment Agreement, either the Company or Mr. Culley may terminate the Culley Employment Agreement upon sixty days notice, provided, however that the Company may terminate the Culley Employment Agreement immediately for cause.

There are no transactions in which Mr. Culley has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The description of the Culley Employment Agreement is qualified in its entirety by reference to the complete text of the Culley Employment Agreement which has been filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, executed as of August 9, 2017, between Brian Culley and Artemis Therapeutics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTEMIS THERAPEUTICS, INC.
Dated: August 10, 2017
	By:	/s/ Brian Culley
Name: Brian Culley
Title: Chief Executive Officer